UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Pitney Bowes Inc.

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On May 1, 2023, Pitney Bowes Inc. (the “Company”) issued the following press release in connection with the Company’s 2023 annual meeting of shareholders (the “Annual Meeting”). A copy of the press release can be found below:

Independent Directors Steven D. Brill and J. Darrell Thomas Issue Letter to Pitney Bowes Shareholders

Urges Shareholders to Vote FOR all Pitney Bowes’ Eight Director Nominees as well as Katie May on the GOLD Proxy Card

STAMFORD, Conn., May 1, 2023 – Pitney Bowes (the “Company”) (NYSE:PBI), a global shipping and mailing company that provides technology, logistics, and financial services, today announced that two of its recently appointed independent directors, Steven D. Brill and J. Darrell Thomas, issued a letter to Pitney Bowes shareholders in connection with the Company’s 2023 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 9, 2023.

The full text of the letter follows:

May 1, 2023

Dear Shareholder,

We wanted to reach out directly to provide some insight into our experience since recently joining the Board of Directors at Pitney Bowes. As the newest independent directors on the Board, we felt it is important to share our perspectives on the state of the Company. We would also like to discuss the concerted efforts by both our Board and management team to complete the final stages of the Company’s strategic transformation and deliver long-term, sustainable value to you, our shareholders.

As veteran, senior business leaders with decades of relevant experience – Steve with over 30 years in shipping, logistics, and e-commerce, and Darrell with vast expertise in finance, treasury, capital allocation, and risk management – we have seen our fair share of challenges and business transformations throughout our careers. Applying that experience to our time on the Pitney Bowes Board, it is clear to the both of us that our current Board is comprised of a strong, engaged, independent, and diverse set of directors. These Board members provide the Company with a balanced mix of experience, skills, and leadership expertise. Importantly, we see already how critical it is to have some Board members with deep institutional knowledge collaborate with the newer members that bring fresh perspectives. It is clear to us that having board members with a deep understanding of all aspects of the business will be critical as we make important strategic decisions going forward. In short, we are convinced that a range of tenures is needed for this Board – indeed any board – to operate at peak effectiveness.

We have been warmly welcomed by the Board and the management team since joining. We have benefited from the engagement and historical perspective provided to us by the other directors to accelerate our understanding of Pitney Bowes’ businesses and are already working closely with the Board and management on various important, value-enhancing initiatives.

In the short time since we joined, we have been impressed by the Board’s independence of thought, open dialogue, and focused pursuit of value creation for shareholders. This is something we both observed during the interview process and in our work with other Board members since joining.

We also think the quality of experiences and depth of knowledge that Bob Dutkowsky, Anne Busquet, and Linda Sanford bring are assets to the Board. As each shareholder considers their options, each should think about Bob Dutkowsky’s ability to apply the extensive expertise he developed as the Chair and CEO of several supply chain companies, including one of the world’s largest, to provide an invaluable perspective on matters related to finance, management, operations, and risk. Similarly, Anne Busquet’s many years of experience as a senior public company executive, especially her expertise in the areas of product management and marketing provide a valuable perspective in the boardroom.

And, as Pitney Bowes continues through this period of transformation, Linda Sanford’s deep operational experience in transforming businesses, including digital transformations, has been, and will continue to be, valuable. Furthermore, they all bring to the boardroom their diverse set of experiences on multiple other boards. Outside of their individual experiences and strengths, we can already see the value of their individual perspectives on Pitney Bowes and how the company has reached this point in its transformation and the value of those views as we make future decisions.

Overall, the Board is comprised of a group of individuals with impressive backgrounds who maintain a relentless focus on consistently challenging management and each other both on current plans and in developing new ideas. Notably, they possess the humility and intellectual honesty to welcome different views and change course when required, which is a key element of a well-functioning Board. In just the short period of time that we have been on the Board, we have had the opportunity to discuss important aspects of the Company’s operations and strategy with the other directors. We are excited and look forward to helping position Pitney Bowes for long-term success alongside them.

As you know, much of the focus of the ongoing debate with Hestia Capital has centered on the strategy for the Company’s Global Ecommerce (GEC) business. Thanks to the Board and management team’s leadership and steady hand, GEC today is well positioned to take advantage of growing e-commerce trends and is on the path to long-term profitability. Now that the build-out of our shipping network is largely complete, we can begin to reap the benefits of the Board’s efforts, and bring more volume to more places, faster. We believe that GEC has the right strategy and the strong potential to drive long-term value at Pitney Bowes for the benefit of all shareholders.

We urge you to vote FOR ALL Pitney Bowes nominees as well as Katie May on the GOLD proxy card.

Thank you for your continued support of Pitney Bowes.

Sincerely,

Steven D. Brill, Independent Director of the Pitney Bowes Board

J. Darrell Thomas, Independent Director of the Pitney Bowes Board

Steven D. Brill
Retired from UPS (NYSE:UPS) in 2020, where Mr. Brill last served as the President Corporate Strategy, working on the long term direction of the enterprise to drive sustainable profitable growth. This included developing strategic imperatives as well as organic and M&A strategies across global markets, business units and verticals. With over 33 years’ experience in logistics and eCommerce, Mr. Brill served in a variety of transformational leadership roles at UPS, including leading the organizational charge and the first phase of a $4B cost reduction program that funded the company’s investment in healthcare, ecommerce, small-to-medium sized businesses, and international expansion. Prior to this, as the Vice President of Global Retail and B2C Strategy, he led the organization’s transition to a majority ecommerce provider and positioned UPS for growth in the rapidly evolving retail and consumer goods marketplace. Mr. Brill, age 57, received a Bachelor of Science in Industrial Engineering from Lehigh University.

J. Darrell Thomas
Retired Vice President and Treasurer for Harley-Davidson, Inc., where he first started in June 2010. In this role, Mr. Thomas spearheaded Harley-Davidson’s disciplined capital allocation strategy, working closely with the Board of Directors on capital structure, capital planning, capital raising, and developing dividend and shareholder return policies. He was also responsible for leading and participating in key projects and committees including M&A, pension, finance, credit, commodity, and disclosure. During his tenure at Harley-Davidson, he also served in several other senior finance positions, including Interim Chief Financial Officer for Harley-Davidson and Chief Financial Officer for Harley-Davidson Financial Services, Inc., including oversight of Harley-Davidson’s own industrial loan corporation, Eaglemark Savings Bank. Prior to joining Harley-Davidson, Mr. Thomas was employed by PepsiCo, Inc., where he served as Vice President and Assistant Treasurer. Prior to joining PepsiCo, Mr. Thomas had a 19-year career in banking with Commerzbank Securities, Swiss Re New Markets, ABN Amro Bank, and Citicorp/Citibank where he held various capital markets and corporate finance roles. Currently,
Mr. Thomas serves on the board of Scotia Holdings, Inc. (since 2022), Dorman Products (since 2021), and British American Tobacco p.l.c. (since 2020).

WE URGE YOU TO VOTE FOR ALL PITNEY BOWES NOMINEES AND KATIE MAY ON THE GOLD PROXY CARD TODAY.

All Pitney Bowes shareholders of record as of the close of business on March 10, 2023, are entitled to vote in connection with the Annual Meeting. Please vote using one of the following methods:

Vote Online	Vote by Mail
Go to the website identified on the enclosed GOLD proxy card or voting instruction form.	If you received your Annual Meeting material by mail, you also may choose to grant your proxy by completing, signing, dating, and returning the enclosed GOLD proxy card.

For more information about the 2023 Annual Meeting, please visit: www.VoteforPitneyBowes.com. Shareholders who have any questions or need assistance voting may contact the Company’s proxy solicitor, Morrow Sodali LLC, toll-free at 1 (800) 662-5200.

Also in connection with the Annual Meeting, the Company posted the following on LinkedIn, Twitter (@pitneybowes), and Facebook on May 1, 2023:

Our Board is committed to independent oversight, good corporate governance, & shareholder value creation. Our newest Board members, Steve Brill & Darrell Thomas, share their thoughts & impressions of their time so far on our Board: https://bit.ly/3nfRx0p

About Pitney Bowes

Pitney Bowes (NYSE: PBI) is a global shipping and mailing company that provides technology, logistics, and financial services to more than 90 percent of the Fortune 500. Small business, retail, enterprise, and government clients around the world rely on Pitney Bowes to remove the complexity of sending mail and parcels. For the latest news, corporate announcements and financial results visit https://www.pitneybowes.com/us/newsroom.html. For additional information visit Pitney Bowes at www.pitneybowes.com.

Forward-Looking Statements

The above materials contain “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about future revenue and earnings guidance and future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. In particular, we continue to navigate the impacts of the Covid-19 pandemic (Covid-19) as well as the risk of a global recession, and the effects that they may have on our and our clients’ business. Other factors which could cause future financial performance to differ materially from expectations, and which may also be exacerbated by Covid-19 or the risk of a global recession or a negative change in the economy, include, without limitation, declining physical mail volumes; changes in postal regulations or the operations and financial health of posts in the U.S. or other major markets or changes to the broader postal or shipping markets; the loss of, or significant changes to, United States Postal Service (USPS) commercial programs, or our contractual relationships with the USPS or USPS’ performance under those contracts; our ability to continue to grow and manage volumes, gain additional economies of scale and improve profitability within our Global Ecommerce segment; changes in labor and transportation availability and costs; and other factors as more fully outlined in the Company’s 2022 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission (the “SEC”). Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Important Additional Information and Where to Find It

Pitney Bowes has filed a definitive proxy statement (the “Proxy Statement”) and other documents with the SEC in connection with its solicitation of proxies from shareholders in respect of the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS, INCLUDING PITNEY BOWES’ PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO AND THE ACCOMPANYING GOLD PROXY CARD, FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT PITNEY BOWES. Shareholders may obtain free copies of the Proxy Statement and other relevant documents that Pitney Bowes files with the SEC and on Pitney Bowes’ website at http://www.pitneybowes.com or from the SEC’s website at http://www.sec.gov.